Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release	March 18, 2008

Contact: Albert W. Ondis
Joseph P. O’Connell
Astro-Med, Inc.
(401) 828-4000
www.astro-medinc.com

Astro-Med Reports Record Sales in Fourth Quarter and Year;

Directors Raise Dividend

West Warwick, RI, March 18, 2008 -- Astro-Med, Inc. (NASDAQ:ALOT) reports record net sales for the Fourth Quarter and Fiscal Year Ended January 31, 2008. Sales in the Fourth Quarter were $18,131,000 and for the Year were $72,371,000, on which the Company earned $1,340,000, equal to $0.18 per diluted share, and $4,310,000, equal to $0.57 per diluted share, respectively. For the comparable periods of the prior year, Astro-Med reported sales of $17,568,000 and $65,519,000, on which it earned $799,000, equal to $0.11 per diluted share, and $6,059,000, equal to $0.82 per diluted share, respectively.

Favorable foreign currency exchange rates added approximately $435,000 and $1,271,000, respectively, to the Fourth Quarter and Yearly sales. Net income in the Fourth Quarter included a restructuring charge of approximately $316,000 after tax, equal to $0.04 per diluted share. Fourth Quarter net income also included a tax benefit of $739,000, equal to $0.10 per diluted share, related to the closing of our sales and service offices in Italy and the Netherlands.

In addition to the restructuring charge, net income for the current year also includes tax benefits of $1,185,000 or $0.15 per diluted share due to favorable resolution of certain income tax examinations as well as a benefit related to the disposition of the Company’s Italian subsidiary, noted above. Net income in the prior year includes $3,125,000, or $0.42 per diluted share, related to the real estate gain and a tax benefit of $231,000, or $0.03 per diluted share, due to a favorable adjustment identified in the filing of the prior year tax return.

Comments from CEO

Albert W. Ondis, Chairman and CEO stated: “I am particularly gratified to announce that Astro-Med’s financial results were quite strong for the entire fiscal year, a period which saw a mild economic downturn in many sectors of the economy. Our years of investing in R&D and increasing our capacity for high-end, on-site manufacturing, as part of a profitable mix which includes low-end outsourced parts, has put Astro-Med in a different position than many other American manufacturers.”

Everett V. Pizzuti, President and COO, commented on results saying, “Customer demand was healthy with new orders reaching $74,393,000, an increase of 11.4% over the previous year. Likewise, sales were strong with a year over year increase of 10.5%. Gross profit margins were solid. We achieved a profit margin of 43.0% and our earnings per diluted share rose 24% year over year, on a pro forma basis, as shown in the reconciliation below. Our year end balance sheet remains solid with a cash position of $17,556,000 including marketable securities, a current ratio of 5.4:1, no debt, and a book value of $7.16 per share. As we enter the new year, we are optimistic that it will be another successful year with continued growth and improved profitability.”

Pizzuti continued, “Our QuickLabel Systems product line continued its double digit growth rate in the Fourth Quarter with sales of $9,648,000, an increase of 16.6% over the prior year. Test and Measurement product sales were slightly lower than last year at $4,081,000; however, new orders, including our very successful line of airborne cockpit printers, were especially strong, up 38% in the quarter from the previous year. We continue to receive strong new orders for our cockpit printers which will be installed on nearly all recently announced passenger and military aircraft, including the Airbus A380, the Boeing 787 and several other airplanes which will soon go into service. Sales of our Grass Technologies product line were $4,401,000 in the quarter, lower than the prior year, as clinical sleep labs deferred PSG System purchases until the Centers for Medicare & Medicaid Services (CMS) announced their decision regarding reimbursement of home sleep testing. We were pleased to learn just last Friday, March 14, 2008, that CMS has decided to reimburse physicians and laboratories for home sleep tests performed with sleep screeners similar to those made by Astro-Med.”

Directors Increase Dividend

On March 17, 2008, the Directors of Astro-Med declared an increased quarterly cash dividend from $0.05 per share to $0.06 per share, payable on April 1, 2008 to shareholders of record on March 21, 2008.

Conference Call Scheduled for March 19, 2008

The Fourth Quarter conference call will be held on Wednesday, March 19, 2008 at 11:00 AM EDT. It will be broadcast in real time on the Internet through the Investor Relations portion of our website at www.astro-medinc.com. We invite you to log on and listen in on March 19th, or to access the broadcast any time for up to 5 days following the event.

ASTRO-MED, INC.

Consolidated Statement of Operations

In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended		Twelve-Months Ended
	January 31, 2008	January 31, 2007	January 31, 2008	January 31, 2007
Net Sales	$18,131	$17,568	$72,371	$65,519

Gross Profit	8,062	7,299	$31,111	26,997
	44.5%	41.5%	43.0%	41.2%
Operating Expenses:
Selling, General & Administrative	5,798	4,956	21,808	19,321
Research & Development	1,172	1,210	4,589	4,187
Restructuring Charge	515	-	515	-
	7,485	6,166	26,912	23,508

Gain on Sale of Real Estate, Net	--	--	--	5,252

Operating Income	577	1,133	4,199	8,741
	3.2%	6.4%	5.8%	13.3%

Other Income, Net	222	194	855	884

Income Before Taxes	799	1,327	5,054	9,625

Income Tax (Provision)/Benefit	541	(528)	(744)	(3,566)

Net Income	$1,340	$799	$4,310	$6,059

Net Income Per Share – Basic	$ 0.19	$ 0.12	$ 0.62	$ 0.90
Net Income Per Share – Diluted	$ 0.18	$ 0.11	$ 0.57	$ 0.82

Weighted Average Number of Common Shares - Basic	6,896	6,748	6,885	6,721
Weighted Average Number of Common Shares - Diluted	7,473	7,418	7,532	7,389

Dividends Declared Per Common Share	$0.06	$ 0.05	$0.21	$0.20

Selected Balance Sheet Data

In Thousands (Unaudited)

	As of January 31, 2008	As of January 31, 2007
Cash & Marketable Securities	$17,556	$20,130

Current Assets	$48,427	$44,168

Total Assets	$61,743	$58,001

Current Liabilities	$8,973	$9,874

Shareholders’ Equity	$49,219	$45,958

Reconciliation of Non-GAAP Financial Information

In an effort to provide investors information regarding the Company’s results, the Company disclosed certain Non-GAAP information which management believes provides useful information to the investor in order for them to understand the tax adjustments impacting the Company’s results of operations.

A reconciliation of net income and net income per diluted share as reported under GAAP to the pro forma net income and pro forma net income per diluted share for the three-months and twelve-months ended January 31, 2008 and January 31, 2007 is as follows:

	Three-Months Ended		Twelve-Months Ended
	1/31/2008	1/31/2007	1/31/2008	1/31/2007
Operating Income- GAAP	$577	$1,133	$4,199	$8,741
Less Gain on Sale of Real Estate	--	--	--	(5,252)
Restructuring Charge	515	--	515	--
Operating Income – Proforma	1,092	1,133	4,714	3,489
Other Income, Net	222	194	855	884
Income Before Tax – Proforma	1,314	1,327	5,569	4,373
Income Tax Benefit (1)	707	--	1,153	231
Income Tax (Provision) (2)	(1,104)	(528)	(3,281)	(1,901)
Net Income – Proforma	$917	$799	$3,441	$2,703
EPS Per Share – Basic - Proforma EPS Per Share – Diluted - Proforma	$0.13 $0.12	$0.12 $0.11	$0.50 $0.46	$0.40 $0.37

(1) Represents tax adjustments associated with the following items:

(a) During the Fourth Quarter of Fiscal 2008 tax benefit of $739 on the disposition on the Italian
Subsidiary and tax expense of $32 on certain FIN48 adjustments

(b) During Fiscal 2008 tax benefit of $739 on the disposition of the Italian Subsidiary, tax expense of $32 on certain FIN48 adjustments and a $446 tax benefit on the favorable resolution of certain income tax examinations recorded in the third quarter
(c) During Fiscal 2007 a tax benefit of $231 relates to favorable tax adjustments identified in the filing of the prior year tax return

(2) Represents the following items:

(a) During the fourth quarter of Fiscal 2008 income tax expense of $365 and the exclusion of the tax benefit of $739 on the disposition of the Italian subsidiary

(b) During Fiscal 2008 income tax expense of $2,096, the exclusion of the tax benefit of $739 on the disposition of the Italian Subsidiary and the exclusion of the $446 due to favorable resolution of certain income tax examinations
(c) During Fiscal 2007 our income tax expense of $1,670 and the exclusion of the $231 related to favorable adjustments identified in the filing of the prior year tax return.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems. Astro-Med Inc. products are employed around the world in a wide range of industrial, scientific, and medical applications. Additional information about Astro-Med, Inc. is available by visiting www.astro-medinc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2007 annual report and its annual and quarterly filings with the Securities and Exchange Commission.